EXHIBIT 99.1

Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

FOR IMMEDIATE RELEASE

Media Contact:	Kip Havel
(800) 422-3819
kiphavel@spherion.com
Spherion Announces the Departure of Professional Services Executive
FORT LAUDERDALE, Fla., February 9, 2006 — Spherion Corporation (NYSE: SFN), a staffing, recruiting and workforce solutions provider, today announced the departure of Eric Archer, president of the Company’s Professional Services division, who will be pursuing other opportunities. The Company also announced that William J. Grubbs, who joined Spherion in 2005 as chief marketing and corporate development officer, will assume leadership of the Professional Services division on an interim basis.
Roy Krause, Spherion president and chief executive officer, said, “In 2005, we made good operational progress and delivered significantly improved financial results. As we work to accelerate our growth, we must better leverage the full capabilities of our organization. Bill’s leadership and 20 years of industry experience are assets we will utilize as the entire Spherion team focuses on our next steps to deliver increasing value to our customers, candidates and shareholders.”
“We appreciate the contributions Eric made to Spherion throughout his years of service to the Company and wish him the very best in his future endeavors,” Krause concluded.
ABOUT SPHERION
Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.
This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Technology investments — our investment in technology initiatives may not yield their intended results; Debt compliance — failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Disposition of businesses — the disposition of businesses previously sold, or in the process of being sold, may create future liabilities related to contract indemnifications; Termination provisions — certain contracts contain termination provisions and pricing risks; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Corporate strategy — we may not achieve the intended effect of our business strategy; Litigation — we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment—related claims and costs; Other — business risks associated with international operations could make those operations more costly; government regulation may increase our costs; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; our business is dependent upon the availability of qualified personnel; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.